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                                                                   EXHIBIT 10.32


                           CONTINGENT PROMISSORY NOTE


US$14,903,215                                                      April 3, 1997


                  L.K. Comstock & Company, Inc., a New York corporation (the "Company"), for value received, hereby promises to pay to the order of Spie Enertrans S.A. ("Spie"), in lawful money of the United States, the principal sum of fourteen million nine hundred and three thousand two hundred and fifteen dollars, or, if more or less, the Collectible Amount (as hereinafter defined), from time to time, at such time or times and in such amount or amounts as the Collectible Amount is received by the Company in accordance with the terms hereof until April 3, 2007. This Note shall bear interest, payable semiannually, commencing April 3, 1997, at a rate per annum (on the basis of a 365-day year for the actual number of days involved) equal to 6.56% of $14,903,215 as such amount may be reduced from time to time pursuant to the terms hereof.

                  The "Collectible Amount" means an amount equal to the aggregate payments received by the Company from time to time with respect to or arising out of or in connection with any agreements, contracts or understandings related to the following projects, including, without limitation, any claims of the Company against any party to such agreements, contracts or understandings (the "Claims"): (a) LAX Airfield Signage and Lighting Agreement - Phase 2; (b) Sunnyside Yard SFC Station Contract No. 8-295-41840; and (c) Turnkey Agreement for the Brooklyn Navy Yard Cogeneration Project by and between Brooklyn Navy Yard Cogeneration Partners, L.P. and PMNC, a joint venture, in connection with the projects known as the Los Angeles International Airport Project and the Sunnyside Yard Converter Station Project and the Company's investment in the Brooklyn Navy Yard Cogeneration Joint Venture, respectively (collectively, the "Projects").

                  The Company shall cause all payments in respect of the Claims which are received by the Company to be deposited directly into a segregated account to be established in the name of Spie at Harris Trust and Savings Bank. The terms of such account shall provide that all moneys held in such account shall be held solely for the benefit of Spie and that only Spie shall have the right to make withdrawals and payments from such account. Any amounts paid into such
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account shall be treated as a repayment of principal hereunder.

                  If Spie institutes any action for the enforcement or collection of this Note, the Company shall pay on demand all costs and expenses of such action including reasonable legal fees.

                  The Company expressly waives any presentment, demand, protest, or other notice of any kind and any right of set-off.

                  This Note shall be governed by the laws of the State of New York, both in interpretation and in performance. The Company hereby submits to jurisdiction and to the laying of venue in the County of New York, State of New York in any action or proceeding regarding this Note.

                                             L.K. COMSTOCK & COMPANY, INC.


                                             By: /s/ Authorized Signature
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